EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them Amendment No. 1 to Schedule 13D (including amendments thereto) with regard to the common stock of Superior Drilling Products, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of January 2, 2015.

REPORTING PERSONS:

D4D LLC

	By:	Hard 4 Holdings, LLC, its managing member

	By:	/s/ Reid Walker
	Name:	Reid Walker
	Title:	Manager

Hard 4 Holdings, LLC

By:	/s/ Reid Walker
Name:	Reid Walker
Title:	Manager

/s/ Reid Walker
Reid Walker, individually

[Signature Page to Joint Filing Agreement]